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                                                                EXHIBIT 10.4(g)

                                                         [SOUTHTRUST BANK LOGO]

SOUTHTRUSTBANK, N.A.
One Georgia Center
600 West Peachtree Street
Atlanta, Georgia 30308


February 18, 2003

Mr. David Gamsey
Chief Financial Officer
Innotrac Corporation
6655 Sugarloaf Parkway
Duluth, Georgia   30097

Dear David:

In response to your request at our January 31st meeting, and our meeting last Friday, we have discussed the basis on which we would like to continue providing a credit facility for Innotrac. We have determined that we would continue to provide a $40,000,000 credit facility to Innotrac on the following terms:

         - Your line would be converted to an Asset-Based Revolving Credit Facility. The ABL area would monitor your borrowing base for disbursements on your line of credit. Responsibility for your relationship would remain in Corporate Banking. We would ask you to provide borrowing base reporting to us monthly as long as excess availability is greater than 15%. If availability is less than 15%, we would ask for weekly borrowing base reporting.

         - Advance rates on the borrowing base would be limited to 85% of eligible accounts receivable, and 50% of eligible inventory. However, advances against eligible BellSouth inventory would be 65%, provided BellSouth consents to your assignment to us of the contract between Innotrac and BellSouth. There would be a maximum advance of $20,000,000 against inventory.

         - We have reviewed your forecasted financial statements for 2003 to make adjustments to your loan covenants. This would include a decrease in your tangible net worth requirement in anticipation of your projected covenant violation for 3/31/03. We would also establish a stepped-up fixed charge coverage covenant to correspond to your projections. Your debt/tangible net worth covenant would remain the same. We would set a CAPEX limit according to your anticipated requirements.

                    Minimum Tangible Net Worth: $32,500,000 at 3/31/03
                                                $33,000,000 at 6/30/03 & 9/30/03
                                                $34,000,000 at 12/31/03, then
                                                increasing by a minimum, of
                                                $250,000 per quarter.

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                        Fixed Charge Coverage:         1.25 at 3/3 1/03
                                                       1.40 at 6/30/03
                                                       1.60 at 9/30/03
                                                       1.75 at 12/31/03
                        Debt to Tangible Net Worth     1.50:1 (current covenant)
                        Maximum CAPEX                  Tentatively limited to
                                                       $3,000,000 for 2003.

         - The interest rate matrix we established in December would remain the same. However, ABL would charge fees for administration.

         -        The ABL fees you could anticipate are as follows:

                  -Monthly monitoring fee of $1,555.

                  -A one-time fee to set up on-line reporting of $1,125.

                  -Audit fees for periodic ABL review. Typically this runs
                           $2,700, and could be conducted three times per year.

         - The existing loan documents would need to be amended to reflect the new structure. We will provide a checklist for you showing the items we will need.

         - The maturity date of June 30, 2005, currently in place, would stay the same.

         Per your request last Friday, we would provide for the following:

         - That financial reporting would be provided within 30 days versus 20 days as outlined on the schedule.

         - That we would provide for a definition of tangible net worth to exclude your deferred tax asset from intangibles for the calculation of your debt/tangible net worth and tangible net worth covenants.

         - We would provide for another $1,000,000 in CAPEX for new business purposes in addition to the $3,000,000 CAPEX limit tentatively proposed. If you needed to make additional CAPEX over these amounts, we would ask that you request the Bank's approval.

We hope you will find that this structure will continue to accommodate your needs. If you accept these terms, please acknowledge below.

Sincerely,

/s/ Noble Jones
Noble Jones
Vice President

         Acknowledgement:

                           /s/ David L. Gamsey
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